SCHEDULE 14A

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

MEASUREMENT SPECIALTIES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Measurement Specialties, Inc.
1000 Lucas Way
Hampton, VA 23666

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Measurement Specialties, Inc. (the “Company,” “we,” “us” or “our”) will hold its Annual Meeting of Shareholders at Embassy Suites hotel at the Hampton Roads Convention Center, 1700 Coliseum Drive, Hampton, Virginia 23666 on Tuesday, September 22, 2009, at 3:00 p.m. Eastern Daylight time.  We are holding the meeting for the following purposes:

1.	To elect R. Barry Uber and Satish Rishi to the Board of Directors, whose terms are described in the proxy statement.

2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2010.

3.	To transact such other business as may properly come before the meeting and any postponement or adjournment thereof.

Holders of record of common stock of the Company at the close of business on July 24, 2009 are entitled to vote at the meeting.

In addition to the proxy statement and proxy card, a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2009, which is not part of the proxy soliciting material, is enclosed.

It is important that your shares be represented and voted at the meeting.  You may vote your shares by completing and returning a proxy card.  Most shareholders can also vote over the Internet or by telephone.  If Internet and telephone voting are available to you, you can find voting instructions on the enclosed proxy card.  You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the enclosed proxy statement. Whichever method you choose, your vote is important so please vote as soon as possible.

By Order of the Board of Directors,
MARK THOMSON
Chief Financial Officer and Secretary

July 29, 2009

PROXY STATEMENT

We are providing these proxy materials in connection with the solicitation by the Board of Directors of Measurement Specialties, Inc. (the “Company”, “we”, “us” or “our”) of proxies to be voted at our Annual Meeting of Shareholders, to be held on September 22, 2009, and at any meeting following postponement or adjournment of the Annual Meeting.

You are cordially invited to attend the Annual Meeting, which will begin at 3:00 p.m., Eastern Daylight time.  The meeting will be held at the Embassy Suites hotel at the Hampton Roads Convention Center, 1700 Coliseum Drive, Hampton, Virginia 23666 on Tuesday, September 22, 2009.  Shareholders will be admitted beginning at 2:30 p.m., Eastern Daylight time.

We are first mailing this proxy statement and proxy card (including voting instructions) on or about July 29, 2009 to persons who were shareholders at the close of business on July 24, 2009, the record date for the meeting.

Important notice regarding the availability of proxy materials for the shareholder meeting to be held on September 22, 2009.

This proxy statement and annual report to shareholders, which includes the Company’s Annual Report on Form 10-K for the 2009 fiscal year, are available at www.meas-spec.com.

Our fiscal year begins on April 1 and ends on March 31.  References in this proxy statement to the year 2008 or fiscal 2008 refer to the 12-month period from April 1, 2007 through March 31, 2008.  References in this proxy statement to the year 2009 or fiscal 2009 refer to the 12-month period from April 1, 2008 through March 31, 2009.  References in this proxy statement to the year 2010 or fiscal 2010 refer to the 12-month period from April 1, 2009 through March 31, 2010.

PROXIES AND VOTING PROCEDURES

Who Can Vote?

You are entitled to vote at the Annual Meeting all shares of the Company’s common stock that you held as of the close of business on July 24, 2009, the record date for the meeting.  Each share of common stock is entitled to one vote with respect to each matter properly brought before the meeting.

On July 24, 2009, there were 14,485,937 shares of common stock outstanding.

In accordance with New Jersey law, a list of shareholders entitled to vote at the meeting will be available at the meeting.

Who Is the Record Holder?

You may own common stock either (1) directly in your name, in which case you are the record holder of such shares, or (2) indirectly through a broker, bank or other nominee, in which case such nominee is the record holder.

If your shares are registered directly in your name, we are sending these proxy materials directly to you.  If the record holder of your shares is a nominee, you will receive proxy materials from such record holder.

How Do I Vote?

If you are the record holder:

•
By Internet.  You can vote on the Internet. The website address for Internet voting is on your proxy card, and voting is also available 24 hours a day. If you vote by Internet, you do not need to request or return your proxy card.  Your vote by Internet must be received by 11:59 p.m., Eastern Daylight time, September 21, 2009.  Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

•
By Telephone. You can also vote your shares by telephone, by calling the toll-free telephone number on your proxy card and following the instructions. Telephone voting is also available 24 hours a day.  If you vote by telephone, you do not need to request or return your proxy card. Your vote by telephone must be received by 11:59 p.m., Eastern Daylight time, September 21, 2009.

•
By Mail.  If you choose to vote by mail, mark your proxy, date and sign it, and return it in the postage-paid envelope provided.  Your vote by mail must be received by the close of voting at the Annual Meeting on September 22, 2009.

•	By Attending the Annual Meeting. If you attend the Annual Meeting, you can vote your shares in person.

If your stock is held by brokers, banks or other nominees:

If your common stock is held by a broker, bank or other nominee, you will receive instructions from such nominee that you must follow in order to have your shares voted.

If you plan to attend the Annual Meeting and vote in person, you will need to contact the broker, bank or other nominee to obtain evidence of your ownership of common stock on July 24, 2009.

If you hold your shares through a broker, your shares may be voted even if you do not provide voting instructions to your broker, bank or other nominee.  Under the rules governing the voting of shares held in street name, member brokers who do not receive instructions from beneficial owners are permitted to vote shares for which their customers do not provide voting instructions on certain “routine” matters.  The Company believes that (1) the election of Directors and (2) the ratification of our independent registered public accounting firm are considered routine matters.

The method by which you vote will in no way limit your right to vote at the meeting if you later decide to attend in person.

How Many Votes Are Required?

A quorum is required to transact business at the Annual Meeting. We will have a quorum and be able to conduct the business of the Annual Meeting if the holders of a majority of the shares entitled to vote are present at the meeting, either in person or by proxy.

If a quorum is present, a plurality of votes cast is required to elect Directors.  Thus, a Director may be elected even if the Director receives less than a majority of the shares represented at the meeting.  Proxies cannot be voted for a greater number of nominees than are named in this Proxy Statement.  To ratify the appointment of our independent registered public accounting firm, an affirmative vote of a majority of the votes cast is required.

How Are Votes Counted?

All shares that have been properly voted, and not revoked, will be voted at the Annual Meeting in accordance with the instructions given.  If you sign and return your proxy card or submit your proxy via the Internet or by telephone, but do not specify how you wish your shares to be voted, your shares represented by that proxy will be voted as recommended by the Board of Directors: (1) “for” the nominees for Director and (2) “for” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2010.

Proxies marked as abstaining or, with respect to the election of directors, withheld, and any proxies returned by brokers as “non-votes” on behalf of shares held in street name because beneficial owners’ discretion has been withheld as to one or more matters to be acted upon at the Annual Meeting, will be treated as present for purposes of determining whether a quorum is present at the Annual Meeting.  However, any shares not voted as a result of a marked abstention or, with respect to the election of directors, withheld vote, or a broker non-vote will not be counted as votes cast for or against any of the proposals requiring the approval by a plurality or majority of votes cast.  An abstention, withheld vote or broker non-vote will therefore not affect the votes required to approve any of the proposals requiring the approval by a plurality or majority of votes cast.

How Can I Revoke My Proxy or Change My Vote?

You can revoke your proxy at any time before it is exercised by timely delivery of a properly executed, later-dated proxy (including an Internet or telephone vote) or by voting in person at the meeting (attendance at the meeting will not itself revoke a proxy).

Who Will Pay the Expenses of Proxy Distribution?

The Company will pay the expenses of the preparation of the proxy materials and the solicitation of proxies.  Proxies may be solicited on behalf of the Company by Directors, officers or employees of the Company, who will receive no additional compensation for soliciting, in person or by telephone, e-mail or facsimile or other electronic means.  In accordance with the regulations of the Securities and Exchange Commission (the “SEC”) and NASDAQ, we will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of the Company’s common stock.

What Does it Mean if I Get More Than One Set of Proxy Materials?

If you receive more than one set of proxy materials, your shares are probably registered differently or are held in more than one account.  Please vote all proxies to ensure that all your shares are voted.  Also, unless you intend to have some of your shares registered differently than others, please have all of your accounts registered in the same name and address.  You may do this by contacting our transfer agent, American Stock Transfer & Trust Company at (718) 921-8293.

ITEM 1 — ELECTION OF DIRECTORS

The Board of Directors is divided into three classes.  One class is elected each year for a term of three years.

Two Directors will be elected at this Annual Meeting to serve for a three-year term expiring at our Annual Meeting in 2012.  The Board has nominated R. Barry Uber and Satish Rishi to serve for the term expiring at our Annual Meeting in 2012.  You can find information about Messrs. Uber and Rishi below.

The persons named in the proxy card will vote such proxy “for” the election of Messrs. Uber and Rishi unless you indicate that your vote should be withheld.  If elected, each of Messrs. Uber and Rishi will continue in office until his successor has been duly elected and qualified, or until the earliest of his death, resignation, retirement or removal.  Each of Messrs. Uber and Rishi has indicated to the Company that he will serve if elected.  We do not anticipate that either of Messrs. Uber and Rishi will be unable to stand for election, but, if that happens, your proxy will be voted in favor of another person nominated by the Board.

The Board of Directors recommends a vote FOR the election of Messrs. Uber and Rishi as Directors.

NOMINEES FOR TERM EXPIRING IN 2012

R. Barry Uber has been a Director since October 2003.  Since 2005, Mr. Uber has been a partner of Coastal Capital Consultants, L.L.C., an investment firm. Mr. Uber was President and Chief Operating Officer of American Commercial Lines Inc. (formerly American Commercial Barge Line), a provider of marine transportation and manufacturing services and solutions, from July 2001 to July 2003.  From 1998 to 2000, he served as President and Chief Executive Officer of North American Van Lines.  Prior to joining North American Van Lines, Mr. Uber served for 30 years at Ingersoll-Rand Co. Inc., a diversified commercial products manufacturer, where he held increasingly responsible executive positions, last serving as Corporate Vice President and President of the Construction Machinery Equipment Group.  Mr. Uber received a B.B.A. in business administration from Penn State University where he was awarded an Alumni Fellow Award in 1996.  Age 64.

Satish Rishi has been a Director since September 2005.  Since April 2006, Mr. Rishi has served as Senior Vice President, Finance and Chief Financial Officer of Rambus, Inc., a designer of high-speed chip interfaces.  From 2001 to April 2006, he served at Toppan Photomasks, Inc. (formerly DuPont Photomasks, Inc.), a global provider of photomask technology, where he last held the positions of Executive Vice President and Chief Financial Officer.  During his career, Mr. Rishi has held senior financial management positions at semiconductor and electronics manufacturers. He served as Vice President and Assistant Treasurer at Dell Inc. from 1999 until 2001, and prior to his service at Dell, spent 13 years at Intel Corp., where he held financial management positions of increasing responsibility, both in the United States and overseas. His last position at Intel was Assistant Treasurer.  Mr. Rishi received a B.S. with honors in Mechanical Engineering from Delhi College of Engineering, Delhi University, and an M.B.A. with a concentration in Finance from the Walter J. Hass School of Business, University of California, Berkeley.  Age 49.

DIRECTORS WITH TERM EXPIRING IN 2011

Kenneth E. Thompson has been a Director since November 2006.  Through September 2006, Mr. Thompson was a partner of McCarter & English, LLP, a law firm that provided legal services to the Company.  Effective October 1, 2006, Mr. Thompson became Senior Vice President and General Counsel of Insurance Services Office, Inc., a provider of data, analytical tools and decision support services that help measure, manage and reduce risk.  Mr. Thompson received a B.A. in Political Science from the State University of New York at Stony Brook and a J.D. from Boston University School of Law.  Age 49.

Morton L. Topfer has been a Director since January 2002 and was appointed Chairman of the Board effective January 31, 2003.  Mr. Topfer is Managing Director of Castletop Capital, L.P., an investment firm.  He previously served at Dell, Inc., a global systems and services company, as Counselor to the Chief Executive Officer, from December 1999 to February 2002, and Vice Chairman, from June 1994 to December 1999.  Mr. Topfer was a member of the Board of Directors of Dell from December 1999 to July 2004.  Prior to joining Dell, Mr. Topfer served for 23 years at Motorola, Inc., where he held several executive positions, last serving as Corporate Executive Vice President and President of the Land Mobile Products Sector.  Mr. Topfer was conferred the Darjah Johan Negeri Penang State Award in July 1996 by the Governor of Penang for contributions to the development of the electronics industry in Malaysia.  Mr. Topfer also serves as a director for Staktek Technologies and Advanced Micro Devices.  Age 72.

DIRECTORS WITH TERM EXPIRING IN 2010

John D. Arnold has been a Director since June 1995.  Mr. Arnold has been in private law practice since 1988, primarily representing technology companies with relationships with Asian investors and/or manufacturers.  Prior to 1988, Mr. Arnold was employed with the law firms of Wilson, Sonsini, Goodrich & Rosati in Palo Alto, California and Foley & Lardner in Milwaukee, Wisconsin.  Mr. Arnold received a B.B.A. in business administration from the University of Wisconsin and a J.D. from Stanford Law School.  Age 54.

Frank D. Guidone has served as Chief Executive Officer since June 2002 and has been a Director since December 2002.  Mr. Guidone was a Managing Director/Principal of Corporate Revitalization Partners, a Dallas-based turnaround/crisis management consultancy firm, from 2000 to 2006.  Mr. Guidone has been a partner at Four Corners Capital Partners, a boutique private investment firm of which Mr. Guidone is a co-founder, since 1999.  Prior to forming Four Corners, Mr. Guidone spent 13 years in management consulting with Andersen Consulting and George Group, Inc.  Mr. Guidone has worked with numerous solvent and insolvent companies, focusing on operational and financial restructurings.  Mr. Guidone received a B.S. in mechanical engineering from The University of Texas at Austin.  Age 44.

ITEM 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Independent Registered Public Accounting Firm for Fiscal 2009

The Audit Committee has appointed KPMG LLP as our independent registered public accounting firm for fiscal 2010.  We are not required to have the shareholders ratify the selection of KPMG LLP as our independent registered public accounting firm.  We are doing so because we believe it is a matter of good corporate practice.  If the shareholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain KPMG LLP but may retain such independent registered public accounting firm.  Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.  Representatives of KPMG LLP are expected to be present at the Annual Meeting with an opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

The Board of Directors recommends a vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2010.

Fees Paid to Our Independent Registered Public Accounting Firm During Fiscal 2009 and Fiscal 2008

Audit Fees.  The Company was billed the aggregate amounts of $1,565,647 and $1,745,802 for the fiscal years 2009 and 2008, respectively, for professional services rendered by KPMG LLP for its audit of our financial statements for such years, review of the financial statements included in our Forms 10-Q during such respective fiscal years and Sarbanes-Oxley related audits of internal control over financial reporting.

Audit-Related Fees.  In fiscal 2009 and 2008, the Company did not pay any fees for audit-related services rendered by KPMG LLP.

Tax Fees.  The Company was billed the aggregate amounts of $134,043 and $8,000 for the fiscal years 2009 and 2008, respectively, for tax consulting services rendered by KPMG LLP.

All Other Fees.  In fiscal 2009 and 2008, the Company did not pay KPMG LLP any fees other than those described above.

Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee pre-approves all audit and permissible non-audit services provided by our independent registered public accounting firm.  These services may include audit services, audit-related services, tax services and other services.  The Audit Committee has adopted a policy for the pre-approval of services provided by our independent registered public accounting firm.  Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget.  In addition, the Audit Committee may pre-approve particular services on a case-by-case basis.  For each proposed service, the independent registered public accounting firm is required to provide detailed back-up documentation at the time of approval. The Audit Committee may, when applicable, form and delegate authority to subcommittees consisting of one or more members who are independent directors of the Board, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals are required to be presented to the full Audit Committee at its next scheduled meeting.  All audit and permissible non-audit services provided by KPMG LLP to the Company for fiscal 2009 and fiscal 2008, respectively, were pre-approved by the Audit Committee.

GOVERNANCE OF THE COMPANY

Pursuant to New Jersey law and the Company’s by-laws, the Company’s business, property and affairs are managed by or under the direction of the Board of Directors.  Members of the Board are kept informed of the Company’s business through discussions with the Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees.  We currently have six members on our Board.  The Board has determined that five of its members, John D. Arnold, R. Barry Uber, Satish Rishi, Morton L. Topfer and Kenneth E. Thompson, are “independent,” as defined in the NASDAQ listing standards.

The Board of Directors meets on a regularly scheduled basis during the year to review significant developments affecting the Company and to act on matters requiring Board approval, and may hold special meetings between scheduled meetings when appropriate.  During fiscal 2009, the Board held six meetings.  Each incumbent Director attended more than 75% of the total number of meetings of the Board of Directors and the Board committees of which he was a member during the period he served as a Director in fiscal 2009.  The Company does not have a policy requiring all Directors to attend annual meetings of shareholders.  Messrs. Topfer, Uber,  Arnold, Rishi and Guidone were the Directors then serving who attended the Company’s 2008 Annual Meeting.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors has established various committees to assist it with the performance of its responsibilities.  These committees and their current members are discussed below.

Audit Committee

During fiscal year 2009, the Audit Committee consisted of John D. Arnold (Chairman), Satish Rishi and Kenneth E. Thompson.  All of the Audit Committee members are “independent,” as independence for audit committee members is defined in the NASDAQ listing standards, and under the heightened independence standards for audit committee members under Securities Exchange Act of 1934, as amended (the “Exchange Act”).  The Board has determined that all Audit Committee members have the financial sophistication and experience required by NASDAQ listing standards.  The Board has also determined that current Director Satish Rishi qualifies as an “audit committee financial expert,” as defined in Item 407(d)(5) of SEC Regulation S-K.  For additional information regarding the experience and background of Mr. Rishi, see “Item 1 – Election of Directors” above.

During fiscal 2009, the Audit Committee met six times.  The functions of the Audit Committee are described in its report, which is included in this proxy statement.  The Board has adopted a written charter setting forth the functions of the Audit Committee.  This charter is available to shareholders in the “About Us” section on our website, www.meas-spec.com.

Compensation Committee

During fiscal 2009, the Compensation Committee consisted of R. Barry Uber (Chairman), Morton L. Topfer and Kenneth E. Thompson.  All of the Compensation Committee Members are “independent,” as independence for Compensation Committee members is defined in the NASDAQ listing standards.

The functions of the Compensation Committee are to (1) develop and maintain compensation policy and strategy that creates a direct relationship between pay levels and corporate performance and returns to shareholders, (2) recommend to our Board of Directors for approval, compensation and benefit plans for executive officers, (3) review and approve annually corporate and personal goals and objectives to serve as the basis for the Chief Executive Officer’s compensation, evaluate the Chief Executive Officer’s performance in light of the goals and, based on such evaluation, determine, or recommend to the Board of Directors for determination, the annual total compensation for our other executive officers, (4) approve the grants of stock options and other equity-based incentives to the extent provided under our compensation plans, and (5) review and recommend to our Board of Directors compensation for non-employee directors.

During fiscal 2009, the Compensation Committee met three times.  The Board has adopted a written charter setting forth the functions of the Compensation Committee.  This charter is available to shareholders in the “About Us” section on our website, www.meas-spec.com.

Nominating Committee

During fiscal year 2009, the Nominating Committee consisted of R. Barry Uber (Chairman), Morton L. Topfer and Satish Rishi.  All of the Nominating Committee members are “independent,” as independence for nominating committee members is defined in the NASDAQ listing standards.  The Nominating Committee was formed to evaluate and recommend to the Board the persons to be nominated for election as directors at any meeting of shareholders, and the persons to be elected by the Board to fill any vacancy on the Board.

During fiscal 2009, the Nominating Committee met one time.  The Board has adopted a written charter setting forth the functions of the Nominating Committee.  This charter is available to shareholders in the “About Us” section on our website, www.meas-spec.com.

The Nominating Committee carefully considers all director candidates recommended by our shareholders that are timely submitted in accordance with the procedures for making such recommendations set forth herein, and the Nominating Committee does not and will not evaluate such candidate recommendations any differently from the way it evaluates other candidates.  In its evaluation of each proposed candidate, the Nominating Committee considers many factors including, without limitation, the individual’s experience, character, demonstrations of judgment and ability, and financial and other special expertise.  The Nominating Committee is also authorized to obtain the assistance of an independent third party to complete the process of finding, evaluating and selecting suitable candidates for director.  Any shareholder who wishes to recommend an individual as a nominee for election to the Board should submit such recommendation in writing to the attention of Mark Thomson (who will forward the recommendation to the Nominating Committee) through e-mail (mark.thomson@meas-spec.com) or by mail to the Company (1000 Lucas Way, Hampton, VA 23666, Attn: Chairman of Nominating Committee), together with information regarding the experience, education and general background of the individual and a statement as to why the shareholder believes such individual to be an appropriate candidate for Director of the Company.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The Company encourages shareholder communications with the Board of Directors but does not have a formal process.  All such communications should be sent to Frank D. Guidone through the Company’s website (www.meas-spec.com/myMEAS/investors/ceo_comment.asp) or by mail to the Company (1000 Lucas Way, Hampton, VA 23666).  Mr. Guidone will circulate them to the other members of the Board.  If the communication is directed to a particular Director, Mr. Guidone will forward the communication to that Director.  The Company does not screen shareholder communications, other than for security purposes.

COMPENSATION OF DIRECTORS

For fiscal 2009, each of our non-employee directors received an annual cash retainer of $35,000 payable in equal quarterly installments in arrears.  In addition, each of our non-employee directors received an annual grant on December 1, 2008 of options to purchase 5,000 shares of our common stock at an exercise price of $4.85 per share.  The options were granted under the Company’s 2008 Equity Incentive Plan (the “2008 Equity Incentive Plan”).  Directors who are our employees do not receive additional compensation for serving on our Board of Directors or on committees of the Board.  Mr. Guidone, as President and Chief Executive Officer, is the only member of the Board of Directors who is also an employee. For fiscal 2009, all of our outside Directors (Messrs. Arnold, Rishi, Thompson, Topfer and Uber), that is, Directors who are not employees or full-time consultants of the Company, each received compensation as follows:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)		Total ($)
John D. Arnold	35,000	26,271	(2)	61,271
Satish Rishi	35,000	26,271	(3)	61,271
Kenneth E. Thompson	35,000	26,271	(4)	61,271
Morton L. Topfer	35,000	26,271	(5)	61,271
R. Barry Uber	35,000	26,271	(6)	61,271

(1)
Represents the dollar amount of expense recognized by the Company for financial statement reporting purposes with respect to fiscal 2009 for options granted to the Directors and, accordingly, includes amounts from awards granted in and prior to fiscal 2009.  The amounts were calculated in accordance with Statement of Financial Accounting Standards No. 123R (“FASB 123R”).  For a more detailed discussion on the assumptions used to calculate the fair value of our options, refer to Note 2(v) and 14 of the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2009.

(2)	At March 31, 2009, Mr. Arnold held options to purchase 26,000 shares of our common stock.

(3)	At March 31, 2009, Mr. Rishi held options to purchase 20,000 shares of our common stock.

(4)	At March 31, 2009, Mr. Thompson held options to purchase 15,000 shares of our common stock.

(5)	At March 31, 2009, Mr. Topfer held options to purchase 15,000 shares of our common stock.

(6)	At March 31, 2009, Mr. Uber held options to purchase 30,000 shares of our common stock.

It is the responsibility of the Compensation Committee to review and recommend to the Board the appropriate structure and amount of Board compensation.  The Board makes the final determination with respect to Board compensation.  The Compensation Committee will consider whether directors’ independence may be jeopardized if director compensation exceeds customary levels, if the Company makes substantial charitable contributions to organizations with which a director is affiliated, or if the Company enters into consulting contracts with (or provides other indirect forms of compensation to) a director or an organization with which the director is affiliated.  Under its charter, the Compensation Committee has the authority to retain third-party consultants, including compensation consultants.  For fiscal 2009, the Compensation Committee did not engage any compensation consultants for purposes of its review and recommendation of director compensation.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal year 2009, the Compensation Committee consisted of R. Barry Uber (Chairman), Morton L. Topfer and Kenneth E. Thompson.  None of the members has ever been an officer or employee of the Company or any of its subsidiaries, and none of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

CODE OF ETHICS

The Company has adopted a Code of Ethics in accordance with SEC regulations, applicable to the Company’s Chief Executive Officer, senior financial officers and the Board of Directors.  The Code of Ethics is available to shareholders in the “About Us” section on our website, www.meas-spec.com.

RELATED PERSON TRANSACTIONS

The Company has adopted a policy regarding the review and approval of related person transactions.  In the event that the Company proposes to enter into a related person transaction, the transaction must be reported to the Audit Committee.  As provided in its charter, the Audit Committee is required to review and approve each related person transaction and any disclosures that are required by Item 404 of Regulation S-K.  The Audit Committee reviews each related person transaction on a case by case basis.

For purposes of this policy, a “related person transaction” has the same meaning as in Item 404 of Regulation S-K: a transaction, arrangement or relationship (or any series of related transactions, arrangements or relationships) in which the Company is, was or will be a participant and the amount involved exceeds $120,000 and in which any “related person” has, had or will have a direct or indirect material interest.

For purposes of this policy, a “related person” has the same meaning as in Item 404 of Regulation S-K: any person who was a director, a nominee for director or an executive officer of the Company during the Company’s preceding fiscal year (or an immediate family member of such a director, nominee for director or executive officer of the Company) or a beneficial owner of more than five percent of our outstanding common stock (or an immediate family member of such owner).

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is appointed by the Board to assist the Board in monitoring:

•	the integrity of the financial statements of the Company,

•	the independent registered public accounting firm’s qualifications and independence,

•	the performance of the Company’s independent registered public accounting firm, and

•	the compliance by the Company with legal and regulatory requirements.

The Audit Committee meets with management periodically to consider the adequacy of the Company’s internal control over financial reporting and the objectivity of its financial reporting.  The Audit Committee discusses these matters with the Company’s independent registered public accounting firm and with appropriate Company financial personnel.

The Audit Committee regularly meets privately with the independent registered public accounting firm, which has unrestricted access to the Committee.

The Audit Committee selects, evaluates and, where appropriate, replaces the independent registered public accounting firm, and reviews periodically their performance, fees and independence from management.

Each of the Directors who serves on the Audit Committee is “independent” for purposes of the NASDAQ listing standards, including the heightened independence standards for audit committees under the Exchange Act.

The Board has adopted a written charter setting out the audit related functions the Audit Committee is to perform and reviews the charter on a periodic basis to assure that the functions and duties of the Audit Committee will continue to conform to applicable SEC and stock exchange regulations as they may be amended or modified in the future.

Management has primary responsibility for the Company’s financial statements and the overall reporting process, including the Company’s system of internal control over financial reporting.  The independent registered public accounting firm audits the annual financial statements prepared by management, expresses an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of the company in conformity with accounting principles generally accepted in the United States, expresses an opinion on the Company’s internal control over financial reporting and discusses with the Audit Committee any issues they believe should be raised with the Committee.  The Audit Committee monitors these processes, relying without independent verification on the information provided to the Committee and on the representations made by management and the Company’s independent registered public accounting firm.

This year, the Audit Committee reviewed the Company’s audited financial statements as of and for the fiscal years ended March 31, 2009 and 2008, respectively, and met with both management and KPMG LLP, the Company’s independent registered public accounting firm for fiscal years 2009, 2008 and 2007 to discuss those financial statements and for each of the fiscal years in the three-year period ended March 31, 2009.  Management has represented to the Audit Committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States.

The Audit Committee received from KPMG LLP the written disclosure and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.  The Audit Committee also discussed with KPMG LLP any matters required to be discussed by Statement on Auditing Standards No. 61 as amended (AICPA, Professional Standards, Vol 1. AU 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

Based on these reviews and discussions, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2009.

John D. Arnold (Chairman)
Satish Rishi
Kenneth E. Thompson

COMPENSATION DISCUSSION AND ANALYSIS

Through the following questions and answers, we explain all material elements of our executive compensation program.

General

What are the objectives of our executive compensation programs?

Measurement Specialties, Inc. is a leader in the design, development and manufacture of sensors and sensor-based systems for original equipment manufacturers and end users, based on a broad portfolio of proprietary technologies.  We operate in highly fragmented markets that are characterized by high levels of competition.  We believe that we need qualified executive officers who are capable of independent thinking and responsible decision making in order to compete in the markets we serve.  Under the direction of the Compensation Committee of our Board of Directors, we seek to compensate our executive officers at levels that are competitive so that we may attract, retain and motivate highly capable executive officers.  We also seek to design our compensation programs to align our executive officers’ interests with those of our shareholders and, in doing so, build long-term value for our shareholders.

Our fiscal 2009 executive compensation, including base compensation and stock option grants awarded for and in fiscal 2009, reflect our efforts to realize the objectives of our executive compensation programs, in spite of reductions in compensation in response to one of the worst global economic recessions in decades.

What impact did the economic recession have on our executive compensation programs in fiscal 2009?

In response to the global economic recession and the resulting impact on our financial performance, we proactively reduced our fiscal 2009 executive compensation.  During the third quarter of fiscal 2009, we reduced executive salaries and eliminated year-end bonuses and 401(k) matching contributions.  Additionally, we reorganized the three business group structure into one operating segment, effecting certain changes within the management group to reduce executive and overall headcount and to better focus on cross selling.  Because of the significant reductions in cash compensation to our executives and to encourage retention, the Compensation Committee made somewhat larger awards of stock options in fiscal 2009 than in fiscal 2008. Total direct compensation (base salary, bonus, other cash compensation such as the 401(k) match, and stock options) to executive officers was lower than previous years, but considered appropriate considering the objectives of the Company’s compensation programs.

What are the principal components of our executive compensation programs?

Overview:  The Company’s policy for compensating our executive officers is intended to support the Company’s short-term and long-term goals by providing our executive officers an appropriate mix of compensation elements that effectively balance short-term annual incentives that reward executives for current performance and the achievement of near-term goals with long-term incentives that reward executives for performance over a sustained period.  To support this policy, our executive compensation programs consist of three principal components:

•	a base salary;

•	annual incentives; and

•	long-term incentive compensation.

We have selected programs that we believe are commonly used by public companies, both within and outside of our industry, because we believe commonly used programs are well understood by our shareholders, employees and analysts.  Moreover, we selected each program only after we first confirmed, with the assistance of outside professional advisors, that the program comports with settled legal and tax rules.  We describe each of these principal components below.

Relationship of the principal components:  The Compensation Committee exercises its judgment in making executive compensation decisions, and considers various factors within the overall framework of our executive compensation program.  While we review each element of compensation individually and in the aggregate, we do not have a specific policy on the percentage of an executive officer’s total compensation that should be “short-term” versus “long-term” nor do we have a specific policy on the percentage of total compensation that should be “cash” versus “equity.”  We allocate the three principal components of our executive compensation programs in a manner that we believe optimizes each executive officer’s contribution to us.

Base Salary:  We believe base salaries provide basic compensation at a level that allows us to recruit and retain key executive talent.  Base salaries are based on a combination of factors, primarily the performance of the executive, relative level of responsibility and experience, salaries of similarly situated executive officers at peer companies and, with respect to the base salaries of executive officers other than our Chief Executive Officer, the recommendations of our Chief Executive Officer.  Although our Compensation Committee annually reviews salaries of our executive officers, our Compensation Committee does not automatically adjust base salaries if it concludes that adjustments to other components of the executive’s compensation would be more appropriate.  In addition, as discussed below, the employment agreements that we have with certain of our executive officers provide for fixed annual base salaries or minimum annual base salaries, thereby limiting the discretion of the Compensation Committee with respect to compensation decisions regarding base salaries.

Annual Incentives:  We have provided annual incentive opportunities to executive officers to motivate their performance in achieving our current year business goals.  However, no such annual incentives were paid in 2009 in response to the global economic recession and its impact on our financial performance.  In setting the respective potential bonus levels of the executive officer, the Compensation Committee considers such factors as the executive officer’s individual performance and relative level of responsibility.  Each year, we adopt an annual incentive compensation plan that establishes specifically identified payout opportunities dependent upon achieving pre-determined financial performance targets and personal performance objectives.  When payments are made under our annual incentive compensation plan, they are made in cash after the fiscal year-end results are finalized.

Long-Term Incentive Compensation:  Our long-term incentive program is focused on rewarding performance that enhances shareholder value through the use of equity-based awards that link compensation to the value of our common stock and strengthen the alignment of management and shareholder interests.  Long-term incentive awards granted by the Compensation Committee consist of stock options with performance and extended time-based vesting criteria, as well as a limited number of restricted stock units with extended time-based vesting criteria.  Restricted stock units grants have been limited and to date, only to certain European-based executives.

The Compensation Committee believes that stock options promote the objectives of our executive compensation program in the following ways:

•
Time-based vesting encourages officers to take a long-term view of our performance and promote stability within our executive ranks, facilitating realization of our long-term objectives to create shareholder value.

•
Notwithstanding the recent stock market declines, given the long tenure of our named executive officers, each holds significant unexercised stock options that are expected to have significant value over the long term.

•
Stock options have been one of our most effective tools in overall compensation in recruiting, motivating and retaining skilled officers, and we believe they will continue to be effective tools over the long-term.

The number of stock options subject to an award has been computed by taking into account the Company’s performance, the executive officer’s individual performance, our retention objectives, and other factors.

Stock options are granted on the first day of the month following the day on which they are approved by the Compensation Committee and are priced at 100% of fair market value on the date of grant, which under the 2008 Equity Incentive Plan is the closing market price of our common stock on the date of the grant.  Executive officers benefit from stock option grants only to the extent the price of our common stock appreciates above the exercise price of the stock options.

Other Benefits:  In addition to the components of compensation discussed above, we also provide certain other benefits to our executive officers to ensure that our executive compensation program remains competitive.  These other benefits include 401(k) matching, and health and life insurance premiums, and in certain cases housing reimbursement and family travel reimbursement, which are specifically disclosed in the “All Other Compensation” column of the Summary Compensation Table on page 29 of this proxy statement.  Our Compensation Committee reviews annually the dollar value of these other benefits to the executive officers and the cost of providing these other benefits to the Company.  However, such review does not influence the Compensation Committee’s decisions regarding the determination of the principal elements of an executive officer’s current level of compensation.

What do we seek to reward and accomplish through our executive compensation programs?

We provide annual incentive opportunities primarily to provide performance incentives to our key employees to meet annual performance objectives.  Our annual corporate objectives are measured by sales increases, net income, EBITA margins (defined as earnings before deduction of interest, taxes and amortization (“EBITA”) to sales) and other financial metrics of performance, such as working capital reductions.  In the case of our Chief Executive Officer, our Compensation Committee has also taken into account the strategic direction he has provided the Company and his stewardship of the Company since the beginning of his involvement with the Company.  We provide long-term incentive awards primarily to motivate and reward key employees over longer periods.  Through vesting and forfeiture provisions that we include in awards of stock options, we provide an additional incentive to executives to act in furtherance of our longer-term interests.  An executive whose employment with us terminates before equity-based awards have vested, either because the executive has not performed in accordance with our expectations or because the executive chooses to leave, will generally forfeit the unvested portion of the award.  As a result, the Compensation Committee believes that providing the executive officers with compensation in the form of stock options serves to encourage retention of the executive officers.

How do we determine the amount of each principal component of compensation to our executives?

Our Compensation Committee exercises judgment and discretion in setting compensation for our executive officers.  The Committee exercises its judgment and discretion only after it has first reviewed peer company practices, evaluated the recommendations of our Chief Executive Officer and evaluated our corporate performance.  See “To what extent do we benchmark total compensation and material elements of compensation and what are the benchmarks that we use?” below.

Our Chief Executive Officer, Chief Financial Officer and certain Vice-Presidents each have an employment agreement with us that provides for, among other things, an annual salary and for an annual bonus, including, in certain cases, a minimum annual bonus, thereby limiting the discretion of the Compensation Committee with respect to their compensation, as well as certain post-employment severance payments.  See “Executive Agreements and Related Transactions” below for a discussion of each of these employment agreements.

What is the role of our executive officers in the compensation process?

Our Compensation Committee meets periodically with our Chief Executive Officer to address executive compensation, including the rationale for our compensation programs and the efficacy of the programs in achieving our compensation objectives.  The Compensation Committee also relies on our executive officers to evaluate compensation programs to assure that they are designed and implemented in compliance with laws and regulations, including SEC reporting requirements.  The Compensation Committee relies on the recommendations of our Chief Executive Officer regarding the performance of individual executive officers, other than the Chief Executive Officer.  At meetings in fiscal 2009, the Compensation Committee received recommendations from our Chief Executive Officer regarding salary adjustments, annual incentive targets and stock option awards for our executive officers.  The Compensation Committee believes that it is important for it to receive the input of the Chief Executive Officer on compensation matters since he is knowledgeable about the activities of our executive officers and the performance of their duties and responsibilities, as well as their contributions to the growth of the Company and its business.

To what extent do we benchmark and what are the benchmarks that we use?

The Compensation Committee compares each element of total compensation and total compensation in the aggregate to compensation provided by peer groups of publicly-traded companies in the sensory devices and similar industries in evaluating the compensation of our executive officers.  The Committee does not engage in formal benchmarking or rely on peer group comparisons to set executive compensation for our executive officers other than our Chief Executive Officer.  Instead, the Compensation Committee uses peer group comparisons to assess the reasonableness of its executive compensation decisions in an effort to ensure that our compensation program remains competitive.

Under its charter, our Compensation Committee has the sole authority to retain, and terminate, any third-party consultants to assist in the evaluation of executive compensation, and the sole authority to approve such consultant’s fees and other retention terms.  For fiscal 2008, 3C Consulting was retained to assist our Compensation Committee in its determination of our Chief Executive Officer’s long-term incentive compensation award.  For fiscal 2009, our Compensation Committee did not engage 3C Consulting or any other such consulting firm in assisting in the determination of the Chief Executive Officer’s long-term incentive compensation.

We aim to provide total target compensation for our Chief Executive Officer that approximates the 65th percentile compared to total target compensation for chief executive officers at companies in our industry and of similar size based on data from published surveys.  The Board of Directors believes that providing our Chief Executive Officer with total target compensation that approximates the 65th percentile of the peer group is appropriate given his leadership and role in the growth in sales and profitability that we have experienced over the past four fiscal years prior to 2009, and his addressing the many challenges confronting the Company in light of the current global economic recession.

The following table sets forth the total target compensation information reviewed by the Compensation Committee for our Chief Executive Officer for fiscal year 2009:

Component of Compensation	Fiscal 2009 Actual or Target Compensation	Finding
Base Salary	$450,000	Base salary approximates the 47th percentile of the peer group in 2008.
Annual Incentive Compensation	$337,500	Target annual incentive compensation is 75% of base salary.
Total Annual Cash Compensation	$787,500	Total annual cash compensation approximates the 65th percentile of the peer group in 2008.
Estimated Value of Long-Term Incentive(1)	$1,098,000	This amount represents the dollar value of the long-term incentive award needed to reach the 65th percentile of the peer group for fiscal 2008 total compensation.
Total Target Compensation	$1,885,500	This amount represents the 65th percentile of the peer group in 2008.

(1)
Assumes the grant of 87,840 options using a Black Scholes value of $12.50, which assumes a grant date stock price and exercise price of $25.97, which was the closing price for our common stock on November 6, 2007, volatility of 50%, risk-free-rate of return of 3.99%, five-year exercise term and 0% dividend yield.

For fiscal 2009, the Compensation Committee awarded our Chief Executive Officer 50,000 options, which were valued at $16,277 based on the dollar amount recognized in fiscal 2009 using the grant date fair value of the equity award computed in accordance with SFAS 123R.  This long-term incentive award together with prior awards and the total annual cash compensation resulted in total actual compensation for our Chief Executive Officer in fiscal 2009 of $817,837 as set forth in the Summary Compensation Table on page 29 of this proxy statement.

What specific items of corporate performance do we take into account in setting compensation policies and making compensation decisions?

Our corporate performance primarily impacts the annual incentives and long-term incentive compensation that we provide our executive officers.  We use or weight items of corporate performance differently in our annual incentive awards and long-term compensation awards and some items are more determinative than others.

Goals for executive officers in fiscal 2009 varied because the scope of responsibility and authority of executive officers differ.  Goals are generally developed around metrics tied to our growth and profitability, including increases in revenue, decreases in expenses, completion of developments in accordance with budgets and timelines, execution of acquisitions in accordance with targets, enhanced operational efficiencies and development of additional opportunities for our long-term growth.

How do we determine when awards are granted, including awards of equity-based compensation?

Historically, our Compensation Committee has awarded annual bonuses in the quarter following the fiscal year end.  The Compensation Committee makes an annual grant of stock options, following review of pertinent financial information and industry data.  In addition, the Compensation Committee conducts a thorough review of stock option awards and grant procedures annually.  In the case of newly-hired executive officers or promotions, the Compensation Committee has made awards simultaneous with the executive’s hire or promotion  date.  The date on which the Committee has met has varied from year to year, primarily based on the schedules of Committee members and the timing of compilation of data requested by the Committee.

We have not engaged in backdating options.  We do not have any program or plan to time option grants in coordination with the release of material non-public information.

What factors do we consider in decisions to increase or decrease compensation materially?

We decreased the base salaries of our executive officers in 2009 in response to the global economic recession.  Historically, however, we have generally not decreased the base salaries of our executive officers or reduced their annual incentive compensation targets.  In fact, under the terms of the employment agreements with certain of our executive officers, we are unable to do so without consent of the executive.  As the employment agreements provide for annual salaries and for an annual incentive payment, including, in certain cases, a minimum annual incentive payment.  When an executive officer’s performance falls short of our expectations, we believe our interests are best served by replacing the executive officer with an executive who performs at the level we expect.  Annual incentive compensation may vary since the amount awarded to an executive officer depends in part upon his individual performance.  As a result, total compensation is effectively decreased if individual performance is poor.  The factors that we consider in decisions to increase compensation include the individual performance of the executive and our corporate performance, as discussed above.

To what extent does our Compensation Committee consider amounts accumulated or potentially realizable from prior compensation in setting current compensation?

The primary focus of our Compensation Committee in setting executive compensation is the executive officer’s current level of compensation.  Although the Compensation Committee reviews accumulated or potentially realizable compensation, including from previously granted stock options, such review generally does not influence the Compensation Committee’s decisions regarding the determination of an executive officer’s current level of compensation.  This reflects the Compensation Committee’s view that an executive officer’s compensation level should reflect the executive’s performance, the Company’s performance and the executive’s contribution to the Company’s performance.  The Compensation Committee further believes that reducing an executive officer’s annual direct compensation based on the value of accumulated or potentially realizable compensation would weaken the competitiveness of the Company’s compensation program and make it more difficult to attract and retain key executive talent.

What are our equity or other security ownership requirements for executives?

We provide our executive officers with a commensurate portion of their total compensation in the form of stock options and restricted stock units, which are intended to reward performance that enhances value for all of our shareholders and strengthen the alignment of management and shareholder interests.  We generally believe that our executive officers should be able to share in the value that they create for all of our shareholders throughout their careers with us.  Therefore, we do not maintain minimum share ownership requirements for our executive officers.

Why have we entered into agreements with executive officers that provide for post-employment payments, including following a change-in-control?

The employment agreements with our Chief Executive Officer and our Chief Financial Officer, as well as with other executive officers of the Company, provide for post-employment severance absent a change of control if we terminate the applicable executive (other than for cause) prior to the expiration of the stated employment term.  We believe this approach provides us with the flexibility to terminate the applicable executive at any time and for any reason while providing the executive with the benefit of his or her bargained for compensation.  The Company’s obligations under these agreements would be assumed by a successor to the Company following a change in control.  We believe it is in our best interest to have agreements with certain of our executive officers that maintain their focus on, and commitment to, us notwithstanding a potential merger or other change of control.  The terms of these employment agreements, including the compensation payable thereunder, were based on our review of the market for key executive talent at the time of hiring and negotiations with the executive officer.  Additionally, these agreements contain confidentiality and non-competition provisions.

Do we have a policy regarding the recovery of awards or payments if corporate performance measures upon which awards or payments are based are restated or adjusted in a manner that would reduce the size of an award or payment?

We have not adopted a policy that provides for recovery of an award if a performance measure used to calculate the award is subsequently adjusted in a manner that would have reduced the size of the award.  Although we have not previously experienced any such adjustment, if we were to experience such an adjustment, our Compensation Committee would assess the circumstances relating to the adjustment and take such actions as it believes to be appropriate, including, potentially, an action to recover the excess portion of the award.

How do accounting considerations impact our compensation practices?

Accounting consequences are not a material consideration in designing our compensation practices.  However, we designed our fiscal 2009 equity awards so that their overall cost fell within a budgeted dollar amount and so that the awards would qualify for classification as equity awards under SFAS No. 123R.  Under SFAS No. 123R the compensation cost recognized for an award classified as an equity award is fixed for the particular award and, absent modification, is not revised with subsequent changes in market prices of our common shares or other assumptions used for purposes of the valuation.

How do tax considerations impact our compensation practices?

Prior to implementation of a compensation program and awards under the program, we evaluate the federal income tax consequences, both to us and to our executives, of the program and awards.  In certain cases, we have adjusted the form or manner of some of our compensation programs in light of tax planning considerations.  Before approving a program, our Compensation Committee receives an explanation from our outside professionals as to the tax treatment of the program and awards under the program and assurances from our outside professionals that the tax treatment should be respected by taxing authorities.

Section 162(m) of the Internal Revenue Code limits our tax deduction each year for compensation to each of our Chief Executive Officer and our four other highest paid executive officers to $1 million unless, in general, the compensation is paid under a plan that is performance-related, non-discretionary and has been approved by our shareholders.  Generally, Section 162(m) has not had a significant impact on our compensation programs.

Fiscal 2009 Executive Compensation

Base Salaries

As noted above, our Compensation Committee annually reviews salaries of our executive officers.  However, as discussed above, the employment agreements that we have with certain of our executive officers provide for annual base salaries.  Under their employment agreements, Messrs. Guidone, Thomson, Smith and MacGibbon are entitled to minimum annual base salaries of $450,000, $240,000, $200,000 and $213,000, respectively. However, the annual base salaries for Messrs. Guidone, Thomson, Smith and MacGibbon were reduced in 2009 to $396,000, $216,000, $180,000, and $191,700, respectively, in response to the global economic recession.  These reductions are in effect through September 2009, at which time such individuals’ prior annual base salaries will be reinstated.

In making base salary decisions for fiscal 2009 for our executive officers listed in the Summary Compensation Table on page 29 of this proxy statement (“named executive officers”), the Compensation Committee considered (1) the terms of the named executive officer’s employment agreement, if any, (2) the performance of the named executive officer, (3) his level of responsibility and experience and (4) overall Company performance levels.  The relative weight given to each of these factors varied by position and individual and was within the sole discretion of the Compensation Committee.  As noted above, although the Compensation Committee reviews base salaries annually, it does not automatically adjust base salaries on an annual basis.  In response to on the economic recession, as noted, the Compensation Committee approved certain decreases in the annual base salaries and no bonus amounts were paid under the non equity incentive plan.

Annual Incentive Compensation

For fiscal 2009, we adopted the fiscal year 2009 Management Variable Compensation Plan (the “2009 VC Plan” or the “Non-Equity Incentive Compensation Plan”).  The 2009 VC Plan determined the amount of annual incentive compensation to be awarded to each of the three then-existing groups within the Company (Position/Vibration/Piezo, Pressure/Force and Humidity/Temperature) as follows.

Accrual Calculation.  During the first two quarters in fiscal year 2009, we accrued to a target pool an amount equal to a certain percentage of the Company’s year-to-date EBITA at the end of such quarter.  However, during the third quarter, these accruals were reversed with the decision to not to pay any bonus amounts in 2009 due to the economic recession.  The percentage of year-to-date EBITA that was initially accrued to the target pool was determined based upon meeting certain thresholds measured by the year-to-date ratio of the Company’s EBITA margin.

YTD EBITA Margin	Bonus Accrual (as % of YTD EBITA)
>16% of sales	12%
<13% of sales	2%
>13% but <16% of sales	2% to 12%, pro-rata

Group Allocation.  No group or individual bonus amounts were accrued or paid, but if such amounts had been accrued and paid, the plan contemplated that a specific percentage of the total accrual would be divided among the groups based on the number of “credits” each group earned, divided by the total number of “credits.”  Groups earned credits based on their operating income, organic growth and working capital reduction.  The value of each credit was the total target accrual (defined above), divided by the number total number of earned credits.  Earned credits were to be calculated as follows:

•
Adjusted EBITA.  Each group would be awarded one credit for every $1,000 of EBITA (earnings before interest, taxes and amortization of acquired intangibles and other non-recurring expenses, but after allocation of option expense).  The earned credits would then be adjusted up based on the group’s organic growth.  For example, if the Pressure/Force group were to earn $12 million in EBITA, and posted 20% organic growth, it would have earned 14,400 credits (12,000*1.2).

•
Working Capital (Assets) Reduction.  Working capital reduction is the reduction of working capital through improved collections of trade receivables and higher inventory turns.  Each group would be awarded one credit for every $1,000 reduction in working capital assets (“WCA”), normalized for net sales.  For example, if the Pressure/Force group had a fourth quarter baseline of $23 million in WCA and increased sales 20% in fiscal 2009 as compared to fiscal 2008, the normalized baseline WCA would have been  $27.6 million.  If the actual fiscal 2009 WCA for the Pressure/Force group had been $25 million (measured as the average WCA for the fourth quarter of fiscal 2009), the Pressure/Force group would have earned 2,600 bonus credits (27,600-25,000).

Discretionary Allocation.  No discretionary bonus amounts were accrued or paid in 2009, but if such amounts had been allocated, the plan contemplated that 20% of the total bonus accrual would be included in a pool that was to be distributed to each group subjectively by our Chief Executive Officer in his sole discretion, based on the achievement of various quantitative and non-quantitative measures that were not captured under the VC Plan.

Employee Distribution.  No bonus amounts were accrued or paid in 2009, but under the plan, if such amounts had been distributed, the plan contemplated that Messrs. Guidone, Thomson, Smith, Allier and MacGibbon were assigned target bonus percentages of 75%, 50%, 50%, 60% and 60%, respectively, of their respective base salaries.  At the beginning of the fiscal year, all eligible employees were required to have objective, measurable goals defined and documented with their manager, as discussed under “Annual Incentive Compensation” above.  Based on performance to these goals, the plan contemplated that each group would calculate the total funds required to meet the bonus needs based on individual performance (“Target Pool”).  Groups would then scale this amount (up or down) depending on the actual group plus discretionary allocation, as compared to Target Pool.  Included in each group pool was the allocation of shared resources, including corporate resources.  Accordingly, corporate staff would have received a portion of their bonus based on the results of each group, thereby tying corporate (or shared) performance to all groups.

For fiscal 2009, no amounts were accrued or earned for the target pool.  However, if such amounts had been accrued, the plan contemplated that the target pool would be allocated among the Company’s various business groups based on three factors: (1) each particular business group’s EBITA and organic sales growth; (2) the working capital reduction of each group; and (3) the discretion of our Chief Executive Officer.  Based on the foregoing, the named executive officers did not receive the amounts set forth under the “Non-Equity Incentive Plan Compensation/Bonus” column of the Summary Compensation Table on page 29 of this proxy statement.

Long-Term Incentive Compensation

The Compensation Committee uses stock options and restricted stock units as an important part of the long-term incentive compensation program and believes such awards continue to be an effective way to link an executive officer’s compensation to the performance of the Company.  Awards are intended to encourage each of the executive officers to achieve established performance goals, to continue in the employ of the Company, to enhance their incentive to perform at the highest level, and in general, to further the best interests of the Company and its shareholders

For fiscal 2009, the Compensation Committee considered the following factors in determining the size of each stock option grant awarded to each named executive officer:

•	the executive officer’s individual performance;

•	the executive officer’s potential future contributions to the Company and level of responsibility;

•	retention issues and concerns; and

•	the cost of the awards to the Company.

Based on the foregoing, the Compensation Committee awarded the named executive officers the number of stock options set forth in the “Grants of Plan-Based Awards in Fiscal Year 2009” table beginning on page 31 of this proxy statement.

Compensation Committee Report

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with our management and based on the review and discussion recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and thereby incorporated by reference into our Annual Report on Form 10-K.  The Board accepted the Compensation Committee’s recommendation.  This report is made by the undersigned members of the Compensation Committee:

R. Barry Uber (Chair)
Morton L. Topfer
Kenneth E. Thompson

EXECUTIVE OFFICERS

Our executive officers are as follows as of July 29, 2009:

Name	Age	Position

Frank Guidone	44	Chief Executive Officer, President and Director

Mark Thomson	41	Chief Financial Officer and Secretary

Glen MacGibbon	47	Executive Vice President

Jean-Francois Allier	56	Executive Vice President

Steven Smith	60	Chief Operating Officer

Mitch Thompson	54	Vice President – Technology

Jeffrey Kostelni	42	Vice President – Finance

Officers are not appointed for fixed terms.  Biographical information for our current officers who are not also continuing Directors follows:

Mark Thomson was appointed as Chief Financial Officer and Secretary of the Company effective April 2, 2007.  Prior to his appointment, Mr. Thomson held the position of Vice President and Chief Financial Officer of Allied Aerospace Industries, Inc., a provider of complex engineering solutions for aerospace & defense contractors and government agencies, since May 2002.  Mr. Thomson served as the Senior Director of Finance & Accounting at the Launch Systems Group of Orbital Sciences Corporation, a designer and manufacturer of small space and rocket systems, from January 2001 to May 2002 and Group Controller from June 1998 to January 2001, prior to which he held financial management positions with several subsidiaries of Lockheed Martin, a global designer and manufacturer of aeronautics, electronic systems, information systems and space systems, from 1991 to 1998.  Mr. Thomson is a graduate of the Lockheed Martin Financial Management program, holds an MBA from the University of Nevada, Reno, and a BA in Financial Economics from Saint Anselm College and is a graduate of the Harvard Business School General Management program.

Glen MacGibbon has served as Executive Vice President since March 2009. Prior to that, he was Group Vice President - Pressure/Force since April 1, 2007, prior to which he served as Vice President, Global Sales and Marketing of our Sensor Products Division since March 1, 2005.  Prior to that, he was Director of Global Sales & Marketing since joining the Company in 1998.  Mr. MacGibbon joined Measurement Specialties through our 1998 acquisition of PiezoSensors from AMP Incorporated, where he held various sales management roles since 1989.  Previously he was working in both regional sales and technical support roles for the Riston Division of Dupont Electronics, a supplier of electonics and advanced display materials.  He holds a B.S. in Mechanical Engineering from Bucknell University, and an M.B.A. from Illinois Benedictine College.

Jean-François Allier has served as Executive Vice President since March 2009. Prior to that, he served as Group Vice President - Humidity/Temperature, since December 31, 2007, having previously served as Group Vice President - Humidity/Chemical/Gas effective April 1, 2007 until December 31, 2007, and as Vice President and General Manager of Europe for the Sensor Products Division from March 2005 until April 2007.  He joined Measurement Specialties in December 2004, through the Company’s acquisition of Humirel SA.  Mr. Allier began his career as a financial analyst for a French regional bank where he remained until 1978.  He later held various positions throughout Europe with Motorola Semiconductors.  His experience at Motorola includes engineering, product marketing, research and development, and business management. In 1998, he founded Humirel SA and remained as President and CEO until its acquisition in December 2004 by the Company.  Mr. Allier holds an M.S. in Engineering from Ecole des Mines and a D.E.A. in Material Science.

Steven Smith has served as Chief Operating Office since March 2009. Prior to that, he served as Vice President/General Manager – Asia since January 2006. Prior to joining the Company in December 2005, Mr. Smith spent five years as Vice President/General Manager of a wholly owned subsidiary of Compass Aerospace, Inc., a  manufacturer of precision aircraft parts; five years in management consulting in the product development and private equity/due diligence practice areas of George Group, Inc., a global management consulting, technology services and outsourcing company; and 19 years combined with the aerospace electronics firms of Rockwell International, a  manufacturer of defense and aerospace products, and Electrospace Systems, a manufacturer of electronic equipment and systems.  Mr. Smith has held operational, engineering, marketing, financial and general management positions in his varied work experience.  Mr. Smith received a B.A. in Economics (with minor studies in engineering) from the University of Southern California and a MBA (Finance) from the University of Louisville.

Mitch Thompson was appointed Vice President - Technology effective April 7, 2008, having previously served as Global Engineering Director, Piezo Electric Products.  Mr. Thompson joined Measurement Specialties through our 1998 acquisition of PiezoSensors from AMP Incorporated, a designer and manufacturer of sensor systems and applications, where he held various technical and management roles since 1986.  He holds a B.S. in Meteorology (atmospheric physics) from Penn State University.

Jeffrey Kostelni was appointed Treasurer and Vice President of Finance of the Company effective January 14, 2008, having previously served as Vice President of Finance effective November 20, 2006 until January 14, 2008, as Corporate Controller from May 15, 2005 until November 20, 2006, and as SEC and Technical Accounting Director from June 7, 2004 until May 15, 2005.  Prior to joining the Company, he was Chief Financial Officer and Treasurer of Bontex, Inc., an international specialty fiberboard manufacturer, from 1994 to 2004, and held various positions in the audit department of Deloitte & Touche, a public accounting firm, from 1988 to 1993.  He holds a Bachelor of Science degree in Accountancy from Villanova University and is a Certified Public Accountant.

EXECUTIVE COMPENSATION

Summary Compensation.  The following table contains summary information concerning the annual compensation for our principal executive officer (“CEO”), principal financial officer (“CFO”), our three most highly compensated executive officers other than our CEO and CFO for the fiscal years ended March 31, 2009, March 31, 2008 and March 31, 2007:

Name and Principal Position	Year	Salary ($)	Non- Equity Incentive Plan Compensation / Bonus ($)		Option Awards ($) (1)	All Other Compensation ($) (2)		Total ($)
Frank Guidone	2009	439,892	—		368,886	10,639	(4)	817,837
President and Chief	2008	450,000	139,000	(5)	398,152	17,222	(6)	1,004,374
Executive Officer (3)	2007	450,000	150,000	(7)	281,500	13,500	(8)	895,000
Mark Thomson	2009	228,200	—		167,499	—		394,852
Chief Financial Officer (9)	2008	230,000	50,000	(5)	231,618	—		511,618
	2007	—	—		—	—		—
Steve Smith	2009	196,385	—		160,575	47,934	(11)	404,180
Chief Operating Officer (10)	2008	192,567	32,000	(5)	185,067	54,253	(12)	463,887
	2007	190,000	40,000	(7)	267,259	46,219	(13)	543,478
Jean-Francois Allier	2009	204,675	—		153,836	—		358,511
Executive Vice President	2008	181,226	45,000	(5)	150,847	—		377,073
(14)	2007	—	—		—	—		—
Glen MacGibbon	2009	201,688	—		69,774	—		270,712
Executive Vice President	2008	189,621	60,000	(5)	45,906	12,453	(16)	307,980
(15)	2007	—	—		—	—		—

(1)
Represents the dollar amount of expense recognized by the Company for financial statement reporting purposes with respect to fiscal 2009, 2008 and 2007 for options granted to the named executive officers and, accordingly, includes amounts from awards granted in and prior to fiscal 2009, 2008 and 2007.  The amounts were calculated in accordance with FAS 123R.  For a more detailed discussion on assumptions used to calculate the fair value of our options, refer to Note 2(v) and 14 of the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2009, Note 2(v) and 14 of the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2008 and Note 2(v) and 14 of the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2007.

(2)	Excludes perquisites and other personal benefits unless the aggregate amount of such compensation exceeds $10,000.

(3)
Mr. Guidone is party to an employment agreement with the Company that provides for an annual base salary of $450,000. The employment agreement was amended effective January 12, 2009 to effect a temporary salary reduction of 12%.

(4)
Represents employer reimbursement of dental expenses of $402, reimbursement of medical expenses of $4,488, payment of disability insurance premium of $3,989 and payment of life insurance premium of $1,760.

(5)	Represents bonuses earned in fiscal 2008 but paid in June 2008.

(6)
Represents employer matching contribution of $7,650 under the Company’s 401(k) plan, reimbursement of dental expenses of $406, reimbursement of medical expenses of $3,720, payment of disability insurance premium of $3,686 and payment of life insurance premium of $1,760.

(7)	Represents bonuses earned in fiscal 2007 but paid in June 2007.

(8)	Represents employer matching contribution under the Company’s 401(k) plan.

(9)
Mr. Thomson was hired as Chief Financial Officer effective as of April 2, 2007.  Mr. Thomson is party to an employment agreement with the Company that provides for an annual base salary of $230,000. During fiscal 2009, Mr. Thomson’s salary was increased to $240,000. Subsequently, the employment agreement was amended effective January 12, 2009 to effect a temporary salary reduction of 10%.

(10)
Mr. Smith is party to an employment agreement with the Company that provides for an annual base salary of $190,000 and various perquisites, including housing and travel. During fiscal 2009, Mr. Smith’s salary was increased to $200,000. Subsequently, the employment agreement was amended effective January 12, 2009 to effect a temporary salary reduction of 10%.

(11)	Represents housing reimbursement of $37,500, family travel reimbursement of $7,049, life insurance of $71, reimbursement of dental expenses of $497 and reimbursement of medical expenses of $2,817.

(12)
Represents housing reimbursement of $34,466, family travel reimbursement of $7,662, life insurance of $71, reimbursement of dental expenses of $497, reimbursement of medical expenses of $2,817 and employer matching contribution of $8,740 under the Company’s 401(k) plan.

(13)	Represents housing reimbursement of $28,700, family travel reimbursement of $8,650, tax preparation reimbursement of $100 and employer matching contribution of $8,769 under the Company’s 401(k) plan.

(14)	Mr. Allier has served as Executive Vice President since March 2009, prior to which he served as Group Vice President - Humidity/Temperature since December 31, 2007.

(15)
Mr. MacGibbon is party to an employment agreement with the Company that provides for an annual base salary of $203,000. During fiscal 2009, Mr. MacGibbon’s salary was increased to $213,000. Subsequently, the employment agreement was amended effective January 12, 2009 to effect a temporary salary reduction of 10%.

(16)	Represents reimbursement of dental expenses of $391, reimbursement of medical expenses of $3,587, and employer matching contribution of $8,475 under the Company’s 401(k) plan.

Grants of Plan-Based Awards in Fiscal Year 2009.  The following table contains information related to the grant of stock options under the Company’s 2008 Equity Incentive Plan during the fiscal year ended March 31, 2009 to the executive officers named in the Summary Compensation Table.  There were no other equity awards granted during the fiscal year ended March 31, 2009.

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Market Value of Stock and Option Awards ($) (1)
		Threshold (#)	Target (#)	Maximum (#)
Frank Guidone	12/1/2008	—	—	—	50,000	(2)	4.85	90,590
Mark Thomson	12/1/2008	—	—	—	25,000	(2)	4.85	45,303
Steve Smith	12/1/2008	—	—	—	20,000	(2)	4.85	36,243
Jean-Francois Allier	12/1/2008	—	—	—	25,000	(2)	4.85	45,303
Glen MacGibbon	12/1/2008	—	—	—	25,000	(2)	4.85	45,303

(1)
Represents the dollar amount recognized for financial statement reporting purposes with respect to fiscal 2009 for the fair value of options granted to the named executive officers.  The fair value was estimated in accordance with FASB 123R.  For a more detailed discussion on assumptions used to calculate the fair value of our options, refer to Note 2(v) and 14 of the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2009.

(2)	Represents non-qualified stock options that vest in four equal installments on December 1, 2009, 2010, 2011 and 2012.

Outstanding Equity Awards at Fiscal Year-End 2009.  The following table contains information concerning unexercised options held as of March 31, 2009 by the executive officers named in the Summary Compensation Table.  There were no other outstanding equity awards as of March 31, 2009.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Frank Guidone			50,000	(1)	4.85	12/1/2018
	11,754	(2)	7,836	(2)	25.52	3/31/2016
	168,246	(3)	112,164	(3)	25.52	3/31/2016
	6,667	(4)	13,334	(4)	23.90	12/3/2015
Mark Thomson			25,000	(5)	4.85	12/1/2018
	4,438	(6)	17,752	(6)	22.53	4/2/2017
	10,562	(7)	42,248	(7)	22.53	4/2/2015
	1,667	(8)	3,334	(8)	23.90	12/3/2015
Steve Smith			20,000	(9)	4.85	12/1/2018
	12,057	(10)	8,038	(10)	24.88	11/30/2015
	47,943	(11)	31,962	(11)	24.88	11/30/2015
	2,500	(12)	5,000	(12)	23.90	12/3/2015
Jean-Francois Allier			25,000	(13)	4.85	12/1/2018
	30,000	(14)	20,000	(14)	24.14	11/9/2015
	4,000	(15)	12,000	(15)	24.22	6/21/2016
	5,000	(16)	10,000	(16)	23.90	12/3/2015
Glen MacGibbon			25,000	(17)	4.85	12/1/2018
	40,000	(18)	—		13.48	5/1/2012
	2,400	(19)	1,600	(19)	24.14	11/9/2015
	3,333	(20)	6,666	(20)	23.90	12/3/2015
	2,000	(21)	8,000	(21)	23.63	7/2/2017

(1)	Represents grant of 50,000 non-qualified stock options that vest in four equal installments on December 1, 2009, 2010, 2011 and 2012.

(2)	Represents grant of 19,590 incentive stock options that vest in five equal installments of 3,918 on March 31, 2007, 2008, 2009, 2010, and 2011.

(3)	Represents grant of 280,410 non-qualified stock options that vest in five equal installments of 56,082 on March 31, 2007, 2008, 2009, 2010, and 2011.

(4)	Represents grant of 20,001 non-qualified stock options that vest in three equal installments of 6,667 on December 3, 2008, 2009 and 2010.

(5)	Represents grant of 25,000 non-qualified stock options that vest in four equal installments on December 1, 2009, 2010, 2011 and 2012.

(6)	Represents grant of 22,190 incentive stock options that vest in five equal installments of 4,438 on April 2, 2008, 2009, 2010, 2011 and 2012.

(7)
Includes (a) 27,810 non-qualified stock options that vest in five equal installments of 5,562 on April 2, 2008, 2009, 2010, 2011 and 2012, and (b) 25,000 non-qualified stock options that vest in five equal installments of up to 5,000 on April 2, 2008, 2009, 2010, 2011 and 2012 subject to performance targets determined by the Compensation Committee.

(8)	Represents grant of 5,001 non-qualified stock options that vest in three equal installments of 1,667 on December 3, 2008, 2009 and 2010.

(9)	Represents grant of 20,000 non-qualified stock options that vest in four equal installments of 5,000 on December 1, 2009, 2010, 2011 and 2012.

(10)	Represents grant of 20,095 incentive stock options that vest in five equal installments of 4,019 on November 30, 2006, 2007, 2008, 2009 and 2010.

(11)	Represents grant of 79,905 non-qualified stock options that vest in five equal installments of 15,981 on November 30, 2006, 2007, 2008, 2009 and 2010.

(12)	Represents grant of 7,500 non-qualified stock options that vest in three equal installments of 2,500 on December 3, 2008, 2009 and 2010.

(13)	Represents grant of 25,000 non-qualified stock options that vest in four equal installments of 6,250 on December 1, 2009, 2010, 2011 and 2012.

(14)	Represents grant of 50,000 incentive stock options that vest in five equal installments of 10,000 on November 9, 2006, 2007, 2008, 2009 and 2010.

(15)	Represents grant of 16,000 incentive stock options that vest in four equal installments of 4,000 on June 21, 2008, 2009, 2010 and 2011.

(16)	Represents grant of 15,000 non-qualified stock options that vest in three equal installments of 5,000 on December 3, 2008, 2009 and 2010.

(17)	Represents grant of 25,000 non-qualified stock options that vest in four equal installments on December 1, 2009, 2010, 2011 and 2012.

(18)	Represents grant of 40,000 incentive stock options that vest in two installments of 10,000 on April 1, 2005 and 2006 and one installment of 20,000 on April 1, 2007.

(19)	Represents grant of 4,000 incentive stock options that vest in five equal installments of 800 on November 9, 2006, 2007, 2008, 2009 and 2010.

(20)	Represents grant of 9,999 non-qualified stock options that vest in three equal installments of 3,333 on December 3, 2008, 2009 and 2010.

(21)	Represents grant of 10,000 non-qualified stock options that vest in five equal installments of 2,000 on July 2, 2008, 2009, 2010, 2011 and 2012.

Option Exercises and Stock Vested in Fiscal Year 2009.  During the fiscal year ended March 31, 2009, none of the executive officers named in the Summary Compensation Table exercised any stock options. There was no vesting of stock during the fiscal year ended March 31, 2009.

EXECUTIVE AGREEMENTS AND RELATED TRANSACTIONS

Agreement with Frank Guidone

The Company entered into an employment agreement with Frank Guidone, the Company’s current Chief Executive Officer, effective as of March 31, 2006.  From June 2002 through March 2006, Mr. Guidone served as Chief Executive Officer through consulting arrangements with consulting firms of which Mr. Guidone was a principal. Mr. Guidone’s employment agreement is for an initial term of two years with automatic renewal for successive one-year terms unless either party gives timely notice of non-renewal.  Under the terms of Mr. Guidone’s employment agreement, Mr. Guidone will continue to serve as the Chief Executive Officer at an annual base salary of $450,000 subject to annual increases at the discretion of the Board of Directors.  In response to the economic recession, Mr. Guidone’s salary was reduced in fiscal 2009 to $396,000.  Mr. Guidone is eligible to receive an annual bonus pursuant to the Company’s Bonus Plan, payable in accordance with the terms thereof, based upon annual performance criteria and goals established by the Compensation Committee.  In addition, Mr. Guidone received a guaranteed bonus in the amount of $50,000 paid in April 2006 in connection with the execution of his employment agreement. Further, pursuant to Mr. Guidone’s employment agreement, upon the termination of employment by Mr. Guidone for good reason, or termination of employment by the Company other than for cause (as such events are described in Mr. Guidone’s employment agreement), Mr. Guidone will be entitled to receive a lump sum payment of 150% of his then annual salary.  Further, pursuant to the terms of his employment agreement, Mr. Guidone received an option to purchase 300,000 shares of the Company’s common stock at an exercise price per share equal to the fair market value of a share of the Company’s common stock on March 30, 2006. Upon a change of control of the Company, all unvested options will immediately vest.  Mr. Guidone’s option was granted pursuant to the Company’s 2006 Stock Option Plan and is subject to the terms, conditions and provisions thereof and of the related option award agreement.

On November 6, 2007, the Company and Mr. Guidone entered into an amendment and restatement of Mr. Guidone’s employment agreement. The restated employment agreement was approved by the Compensation Committee. The Restated employment agreement, among other things, (1) removes the target bonus amount of 55% of Mr. Guidone’s annual salary and provides that the amount of any bonus payable to Mr. Guidone will be determined by the Compensation Committee or the Board, (2) removes the fixed employment term (previously an initial term of two years continuing through March 31, 2008 and automatic renewal terms of one year thereafter) and (3) provides for the payment of severance benefits in the event that Mr. Guidone’s employment is terminated by the Company without cause or by Mr. Guidone for good reason. Such severance benefits include a lump sum payment in the amount of (1) accrued but unpaid salary, (2) earned but unpaid bonus, (3) incurred but unreimbursed business expenses plus (4) 150% of Mr. Guidone’s annual salary.

Agreement with Mark Thomson

The Company entered into an employment agreement with Mark Thomson, the Company’s current Chief Financial Officer, effective as of April 2, 2007. Pursuant to his employment agreement, Mr. Thomson will receive an annual base salary of $230,000, subject to annual increases at the discretion of the Board of Directors or Compensation Committee. During fiscal 2009, Mr. Thomson’s salary was increased to $240,000, but in response to the economic recession, Mr. Thomson’s salary was subsequently reduced to $216,000.  Mr. Thomson will be eligible for an annual bonus of up to 40% of his annual salary based on minimum Company and individual performance standards to be determined on an annual basis by management of the Company, except that, with respect to the first year of Mr. Thomson’s employment, he was entitled to receive and did receive a guaranteed minimum bonus of $45,000.  In addition, pursuant to Mr. Thomson’s employment agreement, on April 2, 2007 the Company granted Mr. Thomson an option to purchase up to 75,000 shares of the Company’s common stock at an exercise price per share equal to the fair market value of a share of the Company’s common stock on the date of such grant. A portion of Mr. Thomson’s options equal to 50,000 shares will vest over a five year period in equal 20% installments on each of the successive five year anniversaries of the date of the grant contingent on the continued employment of Mr. Thomson with the Company. The remaining 25,000 options are subject to vesting conditions based upon performance targets to be determined by the Compensation Committee, up to a maximum of 5,000 options vesting per year on each of the successive five year anniversaries of the date of the grant. Upon a change of control of the Company, all unvested options will immediately vest. Mr. Thomson’s option was granted pursuant to the Company’s 2006 Stock Option Plan and will be subject to the terms, conditions and provisions thereof and of the related option award agreement. Furthermore, pursuant to Mr. Thomson’s employment agreement, upon the termination of employment by Mr. Thomson for good reason, or termination of employment by the Company other than for cause (as such events are described in the employment agreement), Mr. Thomson will be entitled to receive 100% of his annual salary in effect at the time of such termination to be paid in equal installments over the course of one year in accordance with the Company’s payroll practices then in effect.

Agreement with Steve Smith

The Company entered into an employment agreement with Steve Smith, then its Vice President and General Manager – Asia (now Chief Operating Officer), effective as of December 7, 2005.  Pursuant to Mr. Smith’s employment agreement, Mr. Smith receives an annual base salary of $190,000, subject to annual increases at the discretion of the Board of Directors, a moving allowance/sign-on bonus of $30,000, a housing allowance, reimbursement for return airfare for four (4) trips per year from Shenzhen to the United States, and a “gross-up” payment for any tax and tax preparation obligations incurred as a result of his assignment in China that are less favorable to Mr. Smith than the tax obligations he would incur had he worked at the Company’s principal office in Virginia.  During fiscal 2009, Mr. Smith’s salary was increased to $200,000, but in response to the economic recession, Mr. Smith’s salary was subsequently reduced to $180,000.  Mr. Smith is eligible for an annual bonus of up to 25% of his annual salary based on minimum company and individual performance standards to be determined on an annual basis by the Board of Directors.  In addition, pursuant to Mr. Smith’s employment agreement, on November 30, 2005 the Company granted Mr. Smith an option to purchase up to 100,000 shares of the Company’s common stock at an exercise price per share equal to the fair market value of a share of the Company’s common stock on the date of such grant. Mr. Smith’s option vests over a five year period in equal 20% installments on each of the successive five year anniversaries of the date of the grant contingent on the continued employment of Mr. Smith with the Company. Upon a change of control of the Company, all unvested options will immediately vest. Mr. Smith’s option was granted pursuant to the Company’s 2003 Stock Option Plan and is subject to the terms, conditions and provisions thereof and of the related option award agreement. Furthermore, pursuant to Mr. Smith’s employment agreement, upon the termination of employment by Mr. Smith for good reason, or termination of employment by the Company other than for cause (as such events are described in the employment agreement), Mr. Smith will be entitled to receive 100% of his annual salary in effect at the time of such termination to be paid semi-monthly and an allowance of up to $10,000 for repatriation and relocation to the United States.

Agreement with Glen MacGibbon

The Company entered into an employment agreement with Glen MacGibbon, then its Group Vice President - Pressure/Force (now Executive Vice President), effective as of March 14, 2008.  Pursuant to Mr. MacGibbon’s employment agreement, Mr. MacGibbon receives an annual base salary of $203,000, subject to annual increases at the discretion of the Board of Directors or Compensation Committee.  During fiscal 2009, Mr. MacGibbon’s salary was increased to $213,000, but in response to the economic recession, Mr. MacGibbon’s salary was subsequently reduced to $191,700.  Mr. MacGibbon is eligible for an annual bonus of up to 60% of his annual salary based on minimum Company and individual performance standards to be determined on an annual basis by management of the Company.  In addition, pursuant to Mr. MacGibbon’s employment agreement, Mr. MacGibbon is eligible for an annual grant of options to purchase up to 15,000 shares of the Company’s common stock as the Company may determine from time to time. Mr. MacGibbon’s options granted pursuant to his employment agreement shall vest over a three year period in equal installments on each of the successive three year anniversaries of the date of the grant contingent on the continued employment of Mr. MacGibbon with the Company. Upon a change of control of the Company, all unvested options will immediately vest.  Upon the termination of employment by Mr. MacGibbon for good reason, or termination of employment by the Company other than for cause (as such events are described in the employment agreement), Mr. MacGibbon’s options otherwise vesting within 12 months thereafter will immediately vest.  Mr. MacGibbon’s options shall be granted pursuant to the Company’s 2006 Stock Option Plan and are subject to the terms, conditions and provisions thereof and of the related option award agreement. Furthermore, pursuant to Mr. MacGibbon’s employment agreement, upon the termination of employment by Mr. MacGibbon for good reason, or termination of employment by the Company other than for cause (as such events are described in the employment agreement), Mr. MacGibbon will be entitled to receive 100% of his annual salary in effect at the time of such termination to be paid in equal installments over the course of one year in accordance with the Company’s payroll practices then in effect, together with any accrued but unpaid annual bonus earned in the fiscal year prior to such termination or a pro-rata portion of the accrued annual bonus versus the total target bonus for the current fiscal year.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table reflects the estimated potential compensation payable to each of the executive officers named in the Summary Compensation Table under the Company’s compensation and benefit plans and arrangements, and under each such executive’s respective employment agreement, as applicable, in the event of termination of such executive’s employment under various scenarios.  The amounts shown are estimates of the amounts that would be paid out to the executives upon termination of their employment assuming that such termination was effective March 31, 2009.  For a description of our employment agreements with each of Messrs. Guidone, Thomson, Smith, and MacGibbon, see “Executive Agreements and Related Transactions” beginning on page 34 of this proxy statement.

Name	Cash Severance Payment ($)	Acceleration and Continuation of Equity Awards ($) (1)	Total Termination Benefits ($)
Frank Guidone
Termination Without Change in Control
• Cause	-	—	-
• Voluntary	-	—	-
• Death	-	—	-
• Retirement	-	—	-
• Without Cause or for Good Reason	675,000	—	675,000
Termination Following Change in Control
• Cause	-
• Voluntary	-
• Death	-
• Retirement	-
• Without Cause or for Good Reason	675,000		675,000
Mark Thomson
Termination Without Change in Control
• Cause	—	—	—

• Voluntary	—	—	—
• Death	—	—	—
• Retirement	—	—	—
• Without Cause or for Good Reason	240,000	—	240,000
Termination Following Change in Control
• Cause	—
• Voluntary	—
• Death	—
• Retirement	—
• Without Cause or for Good Reason	240,000		240,000
Steve Smith
Termination Without Change in Control
• Cause	—	—	—
• Voluntary	—	—	—
• Death	—	—	—
• Retirement	—	—	—
• Without Cause or for Good Reason	200,000	—	200,000
Termination Following Change in Control
• Cause	—
• Voluntary	—
• Death	—
• Retirement	—
• Without Cause or for Good Reason	200,000		200,000

Jean-Francois Allier
Termination Without Change in Control
• Cause	45,000	—	45,000
• Voluntary	45,000	—	45,000
• Death	45,000	—	45,000
• Retirement	45,000	—	45,000
• Without Cause or for Good Reason	45,000	—	45,000
Termination Following Change in Control
• Cause	45,000		45,000
• Voluntary	45,000		45,000
• Death	45,000		45,000
• Retirement	45,000		45,000
• Without Cause or for Good Reason	45,000		45,000
Glen MacGibbon
Termination Without Change in Control
• Cause	—	—	—
• Voluntary	—	—	—
• Death	—	—	—
• Retirement	—	—	—
• Without Cause or for Good Reason	$213,000	—	$213,000
Termination Following Change in Control
• Cause	—
• Voluntary	—
• Death	—
• Retirement	—
• Without Cause or for Good Reason	$213,000		$213,000

(1)
The acceleration of any unvested options at March 31, 2009 is based on the difference between the closing price of our common stock at March 31, 2009 and the exercise prices of the options.  All stock options held by the executive officers named in the Summary Compensation Table have an exercise price in excess of the market price of our common stock at March 31, 2009. Consequently no compensation would be earned by such executive officers upon acceleration of the vesting of such stock options.

BENEFICIAL OWNERSHIP OF MEASUREMENT SPECIALTIES COMMON STOCK

The following table shows information regarding the beneficial ownership of our common shares as of April 30, 2009 for:

•	each of our directors;

•	each executive officer named in the summary compensation table; and

•	all directors and executive officers as a group.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)	Percent (2)
Morton L. Topfer (3)	946,782	6.6%
Frank D. Guidone (4)	295,400	2.1%
J. Victor Chatigny (5)	85,970	*
Glen MacGibbon (6)	110,239	*
John D. Arnold (7)	106,575	*
Jean Francois Allier (8)	60,500	*
Steven Smith (9)	74,407	*
R. Barry Uber (10)	42,200	*
Satish Rishi (11)	20,000	*
Mark Thomson (12)	32,942	*
Kenneth E. Thompson (13)	18,500	*
All directors and executive officers as a group (11 persons) (14)	1,793,515	12.4%

* less than 1%

(1)	The address of each person is c/o Measurement Specialties, Inc., 1000 Lucas Way, Hampton, VA 23666.

(2)
Beneficial ownership is determined in accordance with the rules and regulations of the SEC.  In computing the number of shares beneficially owned by a person and all of our directors and executive officers as a group and the percentage ownership of that person and all of our directors and executive officers as a group, shares of common stock subject to options and warrants held by that person and all of our directors and executive officers as a group that are currently exercisable or exercisable within 60 days of the date hereof are deemed outstanding.  Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person.  Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each shareholder named in the table has sole voting and investment power with respect to the shares set forth opposite such shareholder’s name.  The percentage of beneficial ownership is based on 14,485,937 shares of common stock outstanding as of July 24, 2009.

(3)
Includes options held by Mr. Topfer to purchase 15,000 shares and shares of our common stock held by Castletop Capital, L.P., a private investment company of which Mr. Topfer is a Managing Director.  Mr. Topfer has shared voting and shared investment power with respect to the shares held by Castletop Capital.

(4)	Includes options to purchase 186,667 shares.

(5)	Includes options to purchase 1,667 shares.

(6)	Includes options to purchase 47,733 shares.

(7)	Includes options to purchase 26,000 shares.

(8)	Includes options to purchase 39,000 shares.

(9)	Includes options to purchase 62,500 shares.

(10)	Includes options to purchase 30,000 shares.

(11)	Includes options to purchase 20,000 shares.

(12)	Includes options to purchase 16,667 shares.

(13)	Includes options to purchase 15,000 shares.

(14)	Includes options to purchase an aggregate of 460,234 shares.

CERTAIN BENEFICIAL OWNERS

The following table gives information about each shareholder, other than any of our directors or executive officers, known by us to be a beneficial owner of more than 5% percent of common stock as of March 31, 2009, based on information filed with the SEC:

Name and Address of Beneficial Owner	Amount of Beneficial Ownership		Percent
Wellington Management Company, LLP 75 State Street Boston, Massachusetts 02109	1,590,141	(1)	11.0	%(1)
Brown Capital Management, Inc. 1201 N Calvert Street Baltimore, Maryland 21201	1,535,887	(2)	10.50	%(2)
Investment Counselors of Maryland LLC, 803 Cathedral Street, Baltimore, Maryland 21201	1,341,900	(3)	9.3	%(3)
Barclays Global Investors NA 400 Howard Street San Francisco, CA 94105	911,292	(4)	6.3	%(4)
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, Maryland 21202	798,300	(5)	5.50	%(5)
AXA Financial, Inc. 1290 Avenue of the Americas New York, New York 10104	732,646	(6)	5.1	%(6)

(1)	Based solely on the disclosures made in a report on Schedule 13F filed with the SEC by Wellington Management Company, LLP on May 15, 2009.
(2)	Based solely on the disclosures made in a report on Schedule 13F filed with the SEC by Brown Capital Management, Inc. on April 20, 2009.
(3)	Based solely on the disclosures made in a report on Schedule 13F/A filed with the SEC Investment Counselors of Maryland LLC on May 5, 2009.
(4)	Based solely on the disclosures made in a report on Schedule 13F filed with the SEC by Barclays Global Investors NA on May 13, 2009.
(5)	Based solely on the disclosures made in a report on Schedule 13F filed with the SEC by T. Rowe Price Associates, Inc. on February 10, 2009.
(6)	Based solely on the disclosures made in a report on Schedule 13F filed with the SEC by AXA Financial, Inc. on February 13, 2009.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers, and the persons who beneficially own more than 10% of our common stock, to file reports of ownership and changes in ownership with the SEC.  Copies of all filed reports are required to be furnished to us.  Based solely on the reports received by us and on the representations of the reporting persons, we believe that these persons have complied with all applicable filing requirements during fiscal 2009.

ANNUAL REPORT ON FORM 10-K

In addition to the proxy statement and proxy card, a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2009 is enclosed.  The Annual Report on Form 10-K is being furnished to you without the exhibits thereto.  Upon your request, the Company will provide you with a copy of the exhibits.  You may under some circumstances be responsible for the Company’s reasonable expenses in furnishing such exhibits.

SHAREHOLDER PROPOSALS FOR THE 2009 ANNUAL MEETING

Shareholders who wish to present proposals to be considered for inclusion in the Company’s proxy materials for the 2010 Annual Meeting of Shareholders must submit such proposals to our Secretary at Measurement Specialties, Inc., 1000 Lucas Way, Hampton, VA 23666 by March 31, 2010.  For any proposal that is not submitted for consideration for inclusion in next year’s proxy materials, but is instead sought to be presented directly at the 2010 Annual Meeting, SEC rules permit us to exercise discretionary voting authority to the extent conferred by proxy if we: (1) receive notice of the proposal before June 24, 2010 and advise shareholders in the 2010 proxy statement of the nature of the proposal and how management intends to vote on such matter or (2) do not receive notice of the proposal before June 24, 2010.  Notices of intention to present proposals at the 2010 Annual Meeting should be submitted to our Secretary at Measurement Specialties, Inc., 1000 Lucas Way, Hampton, VA 23666.

Our by-laws provide that a shareholder entitled to vote for the election of directors may nominate persons for election to our Board of Directors by delivering written notice to our Secretary. With respect to an election to be held at an annual meeting of shareholders, such notice generally must be received by our Secretary not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the first anniversary of the preceding year’s annual meeting. In the event that the date of an annual meeting is more than 30 days before or more than seventy days after the first anniversary of the preceding year’s annual meeting, such notice must be received by our Secretary not earlier than the close of business on the 120th day before the annual meeting and not later than the close of business on the later of the 90th day before the annual meeting or the 10th day following the day on which we publicly announce the date of the annual meeting. With respect to an election to be held at a special meeting of shareholders, such notice must be received by our Secretary not earlier than the close of business on the 120th day before such special meeting, and not later than the close of business on the later of the 90th day before such special meeting or the 10th day following the day on which we publicly announce the date of the special meeting and the nominees proposed by our Board of Directors to be elected at such special meeting.

The shareholder’s notice must include:

•	as to each person whom the shareholder proposes to nominate for election as a director:

•
all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest or is otherwise required pursuant to Regulation 14A under the Exchange Act; and

•	such person’s written consent to being named in the proxy statement as a nominee and to serving as such a director if elected; and

•	as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made:

•	the name and address of such shareholder, as they appear on our books, and of such beneficial owner;

•
(a) the class and number of shares of capital stock of the Company that are owned beneficially and of record by such shareholder and such beneficial owner, and (b) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Company or with a value derived in whole or in part from the value of any class or series of shares of the Company, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Company or otherwise directly or indirectly owned beneficially by such shareholder and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Company;

•
a representation that the shareholder is a holder of record of the Company’s common stock entitled to vote at such meeting and intends to appear in person or by proxy at the annual meeting to propose such nomination; and

•
a representation whether the shareholder or the beneficial owner, if any, intends or is part of a group that intends (1) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s common stock required to elect the nominee and/or (2) otherwise to solicit proxies from shareholders in support of such nomination.

Because the 2009 annual meeting is to be held on September 22, 2009, written notice of a shareholder proposal to be acted upon at the 2010 annual meeting must be received by our Secretary not later than the close of business on June 24, 2010, nor earlier than the close of business on May 25, 2010.

In order for a shareholder to bring other business before a shareholder meeting, notice must be received by our Secretary within the time limits described in the immediately preceding paragraph. The shareholder’s notice must contain:

•	as to each matter:

•	a brief description of the business desired to be brought before the annual meeting;

•
the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend our by-laws, the language of the proposed amendment);

•	the reasons for conducting such business at the annual meeting; and

•	any material interest in such business of such shareholder and for the beneficial owner, if any, on whose behalf the proposal is made; and

•	as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made, the information described above with respect to the shareholder proposing such business.

The requirements found in our by-laws are separate from and in addition to the requirements of the Securities and Exchange Commission that a shareholder must meet to have a proposal included in our proxy statement.

OTHER MATTERS

The Board of Directors is not aware of any matters other than those set forth in this proxy statement that will be presented for action at the Annual Meeting.  However, if any other matter should properly come before the meeting, the persons authorized by the accompanying proxy will vote and act with respect thereto, in what according to their judgment, is in the interests of the Company and its shareholders.

July 29, 2009

PROXY

MEASUREMENT SPECIALTIES, INC.

Annual Meeting of Shareholders - Tuesday, September 22, 2009

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR USE AT
THE 2009 ANNUAL MEETING OF SHAREHOLDERS ON SEPTEMBER 22, 2009

The shares of common stock of Measurement Specialties, Inc. (the “Company”) you are entitled to vote at the 2009 Annual Meeting of Shareholders will be voted as you specify.

By signing this proxy, you revoke all prior proxies and appoint Frank D. Guidone, Mark Thomson, or other designee, and each of them, with full power of substitution, to vote all shares you are entitled to vote on the matters shown on the reverse side, as directed in this proxy and, in their discretion, on any other matters which may come before the Annual Meeting and all postponements and adjournments.

This proxy, when properly executed, will be voted as directed, or if no direction is given, will be voted FOR the nominees for Director and FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2010.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF SHAREHOLDERS OF

MEASUREMENT SPECIALTIES, INC.

Tuesday, September 22, 2009

PROXY VOTING INSTRUCTIONS

INTERNET – Access "www.proxyvote.com" and follow the on-screen instructions.  Have your control number available when you access the web page.
- OR -
TELEPHONE – Call toll-free 1-800-690-6903 from any touch-tone telephone and follow the instructions.  Have your control number and proxy card available when you call.
- OR -
MAIL – Date, sign and mail your proxy card in the envelope provided as soon as possible.

COMPANY NUMBER
ACCOUNT NUMBER
NUMBER OF SHARES
CONTROL NUMBER

↓ Please detach and mail in the envelope provided if you are not voting via the Internet or telephone.↓

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF TWO DIRECTORS, AND "FOR" PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.  PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. To elect the following persons to the Board of Directors of the Company for the term described in the proxy statement: R. Barry Uber Satish Rishi	FOR ☐ ☐	WITHHOLD AUTHORITY ☐ ☐	2. To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2010.	FOR ☐	AGAINST ☐	ABSTAIN ☐

SIGN, DATE AND RETURN PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE
To change the address on your account, please check the box at the right and indicate your new address in the address space above.  Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Shareholder__________________________	Date:_______	Signature of Shareholder______________________	Date:_______

Note:  This proxy must be signed exactly as the name appears hereon.  When shares are held jointly, each holder should sign.  When signing as executor, administrator, attorney, trustee or guardian, please give full title as such.  If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If signer is a partnership, please sign in partnership name by authorized person.